Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS THIRD QUARTER 2022 RESULTS
Company provides updates on Strategic Actions; Impairments drive reported net loss of ($0.26) per share;
Adjusted net income $0.06 per diluted share

THE WOODLANDS, TX – November 1, 2022 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its third quarter ended September 30, 2022. Total revenues for the third quarter of 2022 were $219.9 million compared to $194.1 million for the second quarter of 2022 and $151.8 million for the third quarter of 2021. Net loss for the third quarter of 2022 was $24.6 million, or ($0.26) per share, which includes $29.9 million of pre-tax charges ($29.8 million after-tax, $0.32 per share). Adjusted net income for the third quarter of 2022 was $5.2 million, or $0.06 per diluted share. Net loss for the second quarter of 2022 was $7.8 million, or ($0.08) per share, which included $9.1 million of pre-tax charges ($8.8 million after-tax, $0.09 per share). Net loss for the third quarter of 2021 was $10.5 million, or ($0.11) per share, which included $4.3 million of pre-tax charges ($4.3 million after-tax, $0.05 per share).
Matthew Lanigan, Newpark’s President and Chief Executive Officer, stated, “Our third quarter demonstrated solid execution on several fronts, including significant progress on the handful of critical priorities that we laid out on our August call and meaningful improvements in operational performance, achieving our strongest quarterly results since early 2019. Consolidated revenues increased 13% sequentially to $220 million in the third quarter of 2022, delivering Adjusted EBITDA of $19.6 million, and Adjusted EPS of $0.06 per diluted share.
“Our Industrial Solutions business continues to perform at a high level, delivering 5% sequential growth in revenues, as the penetration of the utilities sector along with improvements in E&P customer activity offset the typical seasonal lull in utility T&D project activity in the Southern U.S. Rental and service revenues improved 9% sequentially to $33 million, while product sales remained relatively in-line with prior quarter at $18 million. The Industrial Solutions segment delivered operating income of $10.0 million and EBITDA of $15.4 million for the third quarter of 2022.”
Lanigan continued, “The Fluids Systems segment revenues increased 16% sequentially, reflecting double-digit percentage growth in both North America land and EMEA regions, along with improvements from the Excalibar mineral grinding business. Fluids Systems revenues from North America land markets excluding Excalibar, increased by 14% sequentially to $88 million, while international revenues improved 13% to $55 million. The Excalibar and Gulf of Mexico operations contributed a combined $26 million of revenues in the third quarter and incurred a $32 million operating loss, including a $29 million impairment charge. The Fluids Systems segment delivered adjusted EBITDA of $8.8 million for the third quarter of 2022, which includes a combined loss of $1.1 million from the Excalibar and Gulf of Mexico operations.
“Regarding cash flows, we generated solid cash flow in much of the business, although necessary working capital increases within the Excalibar and Gulf of Mexico business units used approximately $15 million, weighing on our operating and Free Cash Flow generation. Revenue-driven growth in receivables, primarily from our Fluids business, also served to limit cash flow generation in the quarter, though I’m pleased to note that our receivable DSO’s have improved for the third consecutive quarter, currently standing 11 days below the start of the year.
“Looking ahead, we expect our pending divestitures will provide cash proceeds of approximately $80 million within the next quarter, while also simplifying our business in transition to a more agile and capital-light model capable of consistent Free Cash Flow generation. We anticipate using the cash proceeds from our divestitures to reduce our debt, accelerate investment in higher returning opportunities, and return value to shareholders through share repurchases," concluded Lanigan.
Strategic Actions Update
As previously disclosed, the Company initiated several strategic actions earlier this year, intended to enhance profitability and returns on invested capital. The Company provided the following updates on these strategic actions.
U.S. Mineral Grinding Business – As previously announced, the Company entered into a definitive agreement in October 2022 to sell substantially all of the long-lived assets, inventory and operations of its Excalibar U.S. mineral grinding business (“Excalibar”). As of September 30, 2022, the Excalibar business had $65 million of net assets, including $43 million of net working capital. Upon the completion of the sale, and the monetization of certain retained assets, the Company expects to generate approximately $66 million of cash. For the first nine months of 2022, the Excalibar business contributed revenues of $44 million and operating income of $3 million. The Excalibar business is reported within the Fluids Systems segment.
Conroe, Texas Blending Facility – Following the first quarter 2022 shut down of the Industrial Blending business, the Company entered a non-binding letter of intent in September 2022 to sell the blending and warehouse facility and related equipment located in Conroe, Texas. Reflecting the effect of the previously recorded impairment, the reported value of the facility and related assets is $11 million as of September 30, 2022. The Conroe, Texas industrial blending facility is reported as the Industrial Blending segment.
Gulf of Mexico – The Company has recently entered into two separate agreements, which effectively provide for the Company’s exit from the Gulf of Mexico market. First, the Company entered into an agreement in the third quarter to sell substantially all assets associated with the Gulf of Mexico completions fluids operations. Separately, the Company entered into an agreement in October 2022 with a leading global energy services provider, providing for a seven-year sublease of the Company’s Fourchon, LA drilling fluids shorebase and blending facility. As part of this arrangement, substantially all Gulf of Mexico drilling fluids inventory will be sold to the lessee as consumed, or no later than nine-months from completion of the transaction. As a result of the planned exit from the Gulf of Mexico market and related transactions, the Company recognized an impairment of $29.4 million in the third quarter, to reflect the estimated fair value of the long-lived assets and net realizable value of the inventory related to these Gulf of Mexico assets. After giving effect to the impairment, the Gulf of Mexico business had approximately $35 million of net assets at September 30, 2022, including $27 million of net working capital. These Gulf of Mexico transactions are anticipated to generate cash of approximately $30 million from the sale of assets and associated exit of the Gulf of Mexico business. For the first nine months of 2022, the Gulf of Mexico operations generated revenues of $19 million and an operating loss of $39 million, including the $29 million impairment. The Gulf of Mexico operations are included in the Fluids Systems segment.
All of the above transactions are expected to close in the fourth quarter of 2022 and each of the transactions remain subject to customary closing conditions and uncertainties.

Segment Results
The Industrial Solutions segment generated revenues of $51.2 million for the third quarter of 2022 compared to $48.9 million for the second quarter of 2022 and $42.0 million for the third quarter of 2021. Segment operating income was $10.0 million for the third quarter of 2022 compared to $9.8 million for the second quarter of 2022 and $8.2 million for the third quarter of 2021.
The Fluids Systems segment generated revenues of $168.6 million for the third quarter of 2022 compared to $145.3 million for the second quarter of 2022 and $108.0 million for the third quarter of 2021. Segment operating loss was $24.2 million for the third quarter of 2022 compared to operating income of $0.4 million for the second quarter of 2022 and an operating loss of $6.6 million for the third quarter of 2021. The Fluids Systems operating loss for the third quarter of 2022 includes $29.4 million of non-cash impairment charges related to the long-lived assets and inventory associated with the exit of Gulf of Mexico operations. The Fluids Systems operating loss for the third quarter of 2021 included $4.0 million of charges primarily related to self-insured costs associated with Hurricane Ida damage to the Fourchon, Louisiana Fluids Systems operating base, facility exit, and severance costs.

Conference Call
Newpark has scheduled a conference call to discuss third quarter of 2022 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, November 2, 2022 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time. To participate in the call, dial 713-481-1320 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 16, 2022 and may be accessed by dialing 201-612-7415 and using pass code 13733579#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days. Please submit any questions for management prior to the call via email to NR@dennardlascar.com.
Newpark Resources, Inc. is a geographically diversified supplier providing environmentally-sensitive products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, such as statements regarding the expected timing of the closing of the divestiture transactions, and the amount and use of the proceeds from these transactions. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2021, and its Quarterly Reports on Form 10-Q, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the ongoing conflict between Russia and Ukraine; the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the price and availability of raw materials; business acquisitions and capital investments; our market competition; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity breaches or business system disruptions; our restructuring activities; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues	$219,853	$194,144	$151,797	$590,435	$435,218
Cost of revenues	187,884	168,206	132,273	507,078	376,370
Selling, general and administrative expenses	24,207	24,330	23,864	72,970	67,755
Other operating (income) loss, net	(345)	(80)	1,723	(375)	(141)
Impairments and other charges	29,417	7,905	—	37,322	—
Operating loss	(21,310)	(6,217)	(6,063)	(26,560)	(8,766)

Foreign currency exchange (gain) loss	(1,424)	(583)	25	(1,943)	(83)
Interest expense, net	1,875	1,638	2,176	4,719	6,748
Loss on extinguishment of debt	—	—	210	—	1,000
Loss before income taxes	(21,761)	(7,272)	(8,474)	(29,336)	(16,431)

Provision for income taxes	2,834	480	2,011	490	5,414
Net loss	$(24,595)	$(7,752)	$(10,485)	$(29,826)	$(21,845)

Calculation of EPS:
Net loss - basic and diluted	$(24,595)	$(7,752)	$(10,485)	$(29,826)	$(21,845)

Weighted average common shares outstanding - basic	93,737	92,657	91,932	92,843	91,264
Dilutive effect of stock options and restricted stock awards	—	—	—	—	—
Weighted average common shares outstanding - diluted	93,737	92,657	91,932	92,843	91,264

Net loss per common share - basic:	$(0.26)	$(0.08)	$(0.11)	$(0.32)	$(0.24)
Net loss per common share - diluted:	$(0.26)	$(0.08)	$(0.11)	$(0.32)	$(0.24)

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues
Fluids Systems	$168,621	$145,261	$107,955	$454,896	$292,897
Industrial Solutions	51,232	48,883	41,976	135,539	134,033
Industrial Blending	—	—	1,866	—	8,288
Total revenues	$219,853	$194,144	$151,797	$590,435	$435,218

Operating income (loss)
Fluids Systems (1)	$(24,193)	$425	$(6,646)	$(20,394)	$(19,944)
Industrial Solutions	10,036	9,754	8,167	26,148	32,645
Industrial Blending (2)	(526)	(8,912)	(64)	(10,324)	(1,269)
Corporate office	(6,627)	(7,484)	(7,520)	(21,990)	(20,198)
Total operating income (loss)	$(21,310)	$(6,217)	$(6,063)	$(26,560)	$(8,766)

Segment operating margin
Fluids Systems	(14.3)%	0.3%	(6.2)%	(4.5)%	(6.8)%
Industrial Solutions	19.6%	20.0%	19.5%	19.3%	24.4%
Industrial Blending	NM	NM	(3.4)%	NM	(15.3)%
(1)Fluids Systems operating loss for the three and nine months ended September 30, 2022 includes $29.4 million of non-cash impairment charges related to the long-lived assets and inventory associated with the exit of our Gulf of Mexico operations. Fluids Systems operating loss for the three months ended September 30, 2021 included $4.0 million of charges primarily related to self-insured costs associated with Hurricane Ida damage to our Fourchon, Louisiana Fluids Systems operating base, facility exit, and severance costs. Fluids Systems operating loss for the nine months ended September 30, 2021 included $4.6 million of charges primarily related to self-insured costs associated with Hurricane Ida damage to our Fourchon, Louisiana Fluids Systems operating base, facility exit, and severance costs.
(2)Industrial Blending operating loss for the three months ended June 30, 2022 and the nine months ended September 30, 2022 included a $7.9 million non-cash charge for the impairment of the long-lived assets as well as exit and other costs related to the ongoing process to sell these assets.

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$20,450	$24,088
Receivables, net	211,496	194,296
Inventories	160,039	155,341
Prepaid expenses and other current assets	14,162	14,787
Current assets held for sale	71,191	—
Total current assets	477,338	388,512

Property, plant and equipment, net	189,899	260,256
Operating lease assets	23,195	27,569
Goodwill	46,853	47,283
Other intangible assets, net	20,664	24,959
Deferred tax assets	5,995	2,316
Other assets	2,740	1,991
Total assets	$766,684	$752,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$23,431	$19,210
Accounts payable	104,803	84,585
Accrued liabilities	42,693	46,597
Current liabilities held for sale	1,882	—
Total current liabilities	172,809	150,392

Long-term debt, less current portion	133,637	95,593
Noncurrent operating lease liabilities	19,534	22,352
Deferred tax liabilities	8,803	11,819
Other noncurrent liabilities	9,929	10,344
Total liabilities	344,712	290,500

Common stock, $0.01 par value (200,000,000 shares authorized and 111,357,108 and 109,330,733 shares issued, respectively)	1,114	1,093
Paid-in capital	639,196	634,929
Accumulated other comprehensive loss	(74,807)	(61,480)
Retained earnings (deficit)	(6,504)	24,345
Treasury stock, at cost (17,310,231 and 16,981,147 shares, respectively)	(137,027)	(136,501)
Total stockholders’ equity	421,972	462,386
Total liabilities and stockholders’ equity	$766,684	$752,886

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(29,826)	$(21,845)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Impairments and other non-cash charges	37,322	—
Depreciation and amortization	30,259	32,009
Stock-based compensation expense	5,102	5,721
Provision for deferred income taxes	(5,717)	282
Credit loss expense	721	426
Gain on sale of assets	(2,550)	(6,863)
Gain on insurance recovery	—	(849)
Loss on extinguishment of debt	—	1,000
Amortization of original issue discount and debt issuance costs	724	3,062
Change in assets and liabilities:
Increase in receivables	(26,494)	(26,382)
Increase in inventories	(58,722)	(2,536)
Increase in other assets	(3,976)	(2,535)
Increase in accounts payable	24,751	25,292
Increase in accrued liabilities and other	313	6,888
Net cash provided by (used in) operating activities	(28,093)	13,670

Cash flows from investing activities:
Capital expenditures	(17,720)	(19,103)
Proceeds from sale of property, plant and equipment	2,497	11,730
Proceeds from insurance property claim	—	85
Net cash used in investing activities	(15,223)	(7,288)

Cash flows from financing activities:
Borrowings on lines of credit	241,487	166,012
Payments on lines of credit	(199,549)	(150,132)
Purchases of Convertible Notes	—	(28,137)
Proceeds from term loan	3,754	8,258
Proceeds from financing obligation	—	8,004
Debt issuance costs	(999)	(295)
Purchases of treasury stock	(2,619)	(1,435)
Other financing activities	(2,251)	(458)
Net cash provided by financing activities	39,823	1,817

Effect of exchange rate changes on cash	(2,083)	(1,349)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(5,576)	6,850
Cash, cash equivalents, and restricted cash at beginning of period	29,489	30,348
Cash, cash equivalents, and restricted cash at end of period	$23,913	$37,198

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow, EBITDA Margin, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Common Share
The following tables reconcile the Company’s net income (loss) and net income (loss) per common share calculated in accordance with GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share:

Consolidated	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net loss (GAAP)	$(24,595)	$(7,752)	$(10,485)	$(29,826)	$(21,845)
Impairments and other charges	29,417	7,905	—	37,322	—
Fourchon, Louisiana hurricane-related costs	—	—	2,596	—	2,596
Facility exit costs and other	526	1,031	1,691	1,558	1,691
Severance costs	—	153	640	519	1,697
Gain on legal settlement	—	—	—	—	(1,000)
Loss on extinguishment of debt	—	—	210	—	1,000
Gain on insurance recovery	—	—	(849)	—	(849)
Tax on adjustments	(110)	(249)	—	(437)	—
Tax benefit on restructuring of certain subsidiary legal entities	—	—	—	(3,111)	—
Adjusted net income (loss) (non-GAAP)	$5,238	$1,088	$(6,197)	$6,025	$(16,710)

Adjusted net income (loss) (non-GAAP)	$5,238	$1,088	$(6,197)	$6,025	$(16,710)

Weighted average common shares outstanding - basic	93,737	92,657	91,932	92,843	91,264
Dilutive effect of stock options and restricted stock awards	446	1,794	—	1,348	—
Weighted average common shares outstanding - diluted	94,183	94,451	91,932	94,191	91,264

Adjusted net income (loss) per common share - diluted (non-GAAP):	$0.06	$0.01	$(0.07)	$0.06	$(0.18)

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
EBITDA and Adjusted EBITDA
The following table reconciles the Company’s net income (loss) calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA and Adjusted EBITDA:

Consolidated	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income (loss) (GAAP)	$(24,595)	$(7,752)	$(10,485)	$(29,826)	$(21,845)
Interest expense, net	1,875	1,638	2,176	4,719	6,748
Provision (benefit) for income taxes	2,834	480	2,011	490	5,414
Depreciation and amortization	9,696	10,111	10,516	30,259	32,009
EBITDA (non-GAAP)	(10,190)	4,477	4,218	5,642	22,326
Impairments and other charges	29,417	7,905	—	37,322	—
Fourchon, Louisiana hurricane-related costs	—	—	2,596	—	2,596
Facility exit costs and other	388	761	1,691	1,150	1,691
Severance costs	—	153	640	519	1,697
Gain on legal settlement	—	—	—	—	(1,000)
Loss on extinguishment of debt	—	—	210	—	1,000
Gain on insurance recovery	—	—	(849)	—	(849)
Adjusted EBITDA (non-GAAP)	$19,615	$13,296	$8,506	$44,633	$27,461
Free Cash Flow
The following table reconciles the Company’s net cash provided by (used in) operating activities calculated in accordance with GAAP to the non-GAAP financial measure of free cash flow:

Consolidated	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net cash provided by (used in) operating activities (GAAP)	$(5,082)	$(25,801)	$(12,167)	$(28,093)	$13,670
Capital expenditures	(8,205)	(1,894)	(8,626)	(17,720)	(19,103)
Proceeds from sale of property, plant and equipment	554	1,368	2,522	2,497	11,730
Free Cash Flow (non-GAAP)	$(12,733)	$(26,327)	$(18,271)	$(43,316)	$6,297

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
EBITDA Margin
The following tables reconcile the Company’s segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin:

Fluids Systems	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues	$168,621	$145,261	$107,955	$454,896	$292,897
Operating income (loss) (GAAP)	$(24,193)	$425	$(6,646)	$(20,394)	$(19,944)
Depreciation and amortization	3,598	3,862	4,421	11,517	13,585
EBITDA (non-GAAP)	(20,595)	4,287	(2,225)	(8,877)	(6,359)
Impairments and other charges	29,417	—	—	29,417	—
Fourchon, Louisiana hurricane-related costs	—	—	2,596	—	2,596
Facility exit costs and other	—	—	1,691	—	1,691
Severance costs	—	84	564	235	1,177
Other	—	—	(849)	—	(849)
Adjusted EBITDA (non-GAAP)	$8,822	$4,371	$1,777	$20,775	$(1,744)
Operating Margin (GAAP)	(14.3)%	0.3%	(6.2)%	(4.5)%	(6.8)%
Adjusted EBITDA Margin (non-GAAP)	5.2%	3.0%	1.6%	4.6%	(0.6)%

Industrial Solutions	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues	$51,232	$48,883	$41,976	$135,539	$134,033
Operating income (GAAP)	$10,036	$9,754	$8,167	$26,148	$32,645
Depreciation and amortization	5,367	5,362	4,740	16,171	14,344
EBITDA (non-GAAP)	15,403	15,116	12,907	42,319	46,989
Severance costs	—	93	15	161	253
Gain on legal settlement	—	—	—	—	(1,000)
Adjusted EBITDA (non-GAAP)	$15,403	$15,209	$12,922	$42,480	$46,242
Operating Margin (GAAP)	19.6%	20.0%	19.5%	19.3%	24.4%
Adjusted EBITDA Margin (non-GAAP)	30.1%	31.1%	30.8%	31.3%	34.5%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Industrial Blending	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues	$—	$—	$1,866	$—	$8,288
Operating loss (GAAP)	$(526)	$(8,912)	$(64)	$(10,324)	$(1,269)
Depreciation and amortization	138	270	253	678	825
EBITDA (non-GAAP)	(388)	(8,642)	189	(9,646)	(444)
Impairment	—	7,905	—	7,905	—
Facility exit costs and other	388	761	—	1,150	—
Severance costs	—	(24)	61	123	61
Adjusted EBITDA (non-GAAP)	$—	$—	$250	$(468)	$(383)

Ratio of Net Debt to Capital
The following tables reconcile the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of ratio of net debt to capital:

(In thousands)	September 30, 2022	December 31, 2021
Current debt	$23,431	$19,210
Long-term debt, less current portion	133,637	95,593
Total Debt	157,068	114,803
Total stockholders’ equity	421,972	462,386
Total Capital	$579,040	$577,189

Ratio of Total Debt to Capital	27.1%	19.9%

Total Debt	$157,068	$114,803
Less: cash and cash equivalents	(20,450)	(24,088)
Net Debt	136,618	90,715
Total stockholders’ equity	421,972	462,386
Total Capital, Net of Cash	$558,590	$553,101

Ratio of Net Debt to Capital	24.5%	16.4%
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